EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-135402 on Form S-8 of our report dated June 28, 2007, appearing in this Annual Report on Form 11-K of the First Federal Bancshares of Arkansas, Inc. Employees’ Savings and Profit Sharing Plan for the period from June 1, 2006 (date of inception) through December 31, 2006.

/s/ Deloitte & Touche LLP

Little Rock, Arkansas

July 10, 2007